Articles of Incorporation
	Filed:  December 26, 1986
Articles of Amendment						Filed:
April 13, 1998
Domestic Business Corporation
A

Commonwealth of Pennsylvania
Department of State
Corporation Bureau


	In compliance with the requirements of section 204 of the Business Corporation Law, act of May 5, 1933 (P.L. 364) (15 P.S.
1204) the undersigned, desiring to be incorporated as a business corporation, hereby certifies (certify) that:

1.	The name of the corporation is:     THE BERWYN INCOME FUND, INC.

2.	The location and post office address of the initial registered office of the corporation in this Commonwealth is:

	1039 Beaumont Road, Berwyn, PA   19312  (Chester County)
	Amended:  1189 Lancaster Avenue, Berywn, PA  19312 (Chester
County)

3.	The corporation is incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania for the following purpose or purposes:

	an open end investment company as defined in the Investment Company Act of 1940 and to have unlimited power to engage in activities to the foregoing purpose.

4.	The term for which the corporation is to exist is:  PERPETUAL

5.	The aggregate number of shares which the corporation shall have authority to issue is:

	Twenty million (20,000,000) share of common stock with a part value of One Dollar ($1.00) per share.

	Amended: The aggregate number of shares, classes of shares and par value of shares which the corporation shall have the authority to issues: 100,000,000 shares with a stated par value per share of $1.00 par.

	The amendment was adopted by the shareholders (or members) pursuant to 15 Pa. C.S. 1914(a) and (b)

6.	The name(s) and post office address(es) of each incorporator(s)
and the number and class of shares subscribed by such incorporator(s) is (are):

ROBERT E. KILLEN	1039 Beaumont Road
	Number of Class of Share
			Berwyn, PA  19312
1 (one)